IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA

MIAMI DIVISION

CASE NO.: 05-21251-ALTONAGA/BANDSTRA

MANUEL FIGUEROA, individually and on behalf of those similarly situated,

Plaintiff,

vs.

SHARPER IMAGE CORPORATION a Delaware corporation, and ZENION INDUSTRIES, INC., a California corporation,

Defendants.

SETTLEMENT AGREEMENT AND RELEASE

By And Among

Plaintiffs Manuel Figueroa and Dixie M. Garner, the Settlement Class, and Defendant Sharper Image Corporation

SETTLEMENT AGREEMENT AND RELEASE

TABLE OF CONTENTS

1.	Definitions	2
2.	The Class Action and Settlement Class Covered by This Settlement Agreement	11
3.	Commitment To Support	12
4.	Conditions of Settlement, Effect of Disapproval, Cancellation, or Termination	13
5.	Procedure For Certification and Approving Settlement	15
6.	Procedure For Final Approval	16
7.	Notice To Class	19
8.	Settlement Benefits	20
9.	Cost of Notice and Additional Expenses	23
10.	Attorneys’ Fees, Class Representative Fees, And Litigation Costs And Expenses	24
11.	Opt-Out Rights	25
12.	Claims Procedure	26
13.	Claims Administration	26
14.	Agreement Not to Disparage Ionic Breeze® Products	30
15.	Release	31
16.	Other Pending Actions	33
17.	Final Approval of This Agreement	34
18.	Final Judgment	34
19.	Effect of Failure of Court To Approve	34
20.	Successors & Assigns	35
21.	Entire Agreement	35
22.	Exhibits	36
23.	No Presumption Against Drafter	36
24.	Governing Law	36
25.	Continuing Jurisdiction and Exclusive Venue	36
26.	Authority	38
27.	Currency Dates & Times	38
28.	Notices	38
29.	Preliminary Injunction and Stays of Other Actions	39
30.	Permanent Injunction as Part of Final Judgment	40
31.	Order of Dismissal With Prejudice of Other Pending Actions	41
32.	Stay	41
33.	Additional Terms	42
34.	Counterparts	43

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SF #1197395 v10

     THIS SETTLEMENT AGREEMENT AND RELEASE (“Settlement Agreement”) is conditionally made effective upon Preliminary Settlement Approval by the Court (as provided in § 5.1), by and among defendant Sharper Image Corporation (“Sharper Image” or “Settling Defendant”) and plaintiff Manuel Figueroa and Dixie M. Garner (“Plaintiffs” or “Settlement Class Representatives”) and the Settlement Class (as defined in § 2.2 ), and becomes unconditionally effective when the Final Order and Final Judgment become Final as defined herein.

     WHEREAS, Sharper Image denies and has asserted a number of defenses to each and every one of the allegations in the above-captioned litigation (the “Class Action”) regarding the efficacy of the Ionic Breeze® products. Sharper Image stands behind the Ionic Breeze® and contends that scientific testing has demonstrated the high quality, efficacy, and safety of the Ionic Breeze®, but, regardless of the merits of this Class Action, the outcome of any litigation is always inherently uncertain; therefore, Sharper Image has concluded that it is in the best interest of Sharper Image, its shareholders, and its customers to settle this Class Action.

     WHEREAS, Plaintiffs equally believe in the allegations and assertions made in their Complaint and the merits of this Class Action, but also believe that settlement is in the best interest of the Settlement Class Members; WHEREAS, Plaintiffs, Settlement Class, and Settling Defendant agree that this Settlement Agreement, and any papers filed or prepared in connection with this Settlement Agreement, shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by Settling Defendant or of the truth of any of the claims or allegations made in this Class Action or otherwise; WHEREAS, arm’s length settlement negotiations have taken place between Plaintiffs, Settlement Class Counsel (as defined in § 1.46), Settling Defendant’s Counsel, and the Settling Defendant; WHEREAS, as a product of those negotiations, this Settlement Agreement, including its exhibits, which embodies all of the terms and conditions of the settlement between the Settling 1

Defendant and the Plaintiffs, both individually and on behalf of the Settlement Class, has been reached, subject to the final approval of the United States District Court for the Southern District of Florida (the “Court”); WHEREAS, Settlement Class Counsel and the Plaintiffs have concluded, after due investigation and after carefully considering the relevant circumstances of the Settling Defendant, the Class Action, and the applicable law, that it would be in the best interest of the Settlement Class to enter into this Settlement Agreement in order to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for the Settlement Class, and further, that Settlement Class Counsel and the Plaintiffs consider the settlement set forth herein to be fair, reasonable, adequate, and in the best interests of the Settlement Class; WHEREAS, the Settling Defendant, without admitting any liability or wrongdoing, has concluded, despite its belief that it is not liable for the claims asserted and has good defenses thereto, that it will enter into this Settlement Agreement solely to avoid the further expense, inconvenience, and burden of this protracted and complex litigation, the risks inherent in uncertain complex litigation, and the distraction and diversion of its personnel and resources, and thereby put to rest this controversy; and NOW THEREFORE, it is agreed by and among the undersigned, on behalf of the Settling Defendant, the Plaintiffs, and the Settlement Class, that this Class Action be conditionally settled, compromised, and dismissed in its entirety with prejudice, subject to the approval of the Court, on the following terms and conditions:

1.	Definitions.

1.1 “Agreement” and “Settlement Agreement” both mean this agreement by and among Defendant Sharper Image, Plaintiffs Manuel Figueroa and Dixie M. Garner, and the Settlement Class, as defined in § 2.2 of this Settlement Agreement.

     1.2 “Claim Form” means the form to be used by Settlement Class Members, who do not process their claim on the Claims Web Site, to manually make a claim under this Settlement Agreement in substantially the same form as Exhibit F hereto.

     1.3 “Claims Administration” means the process by which this Settlement Agreement is administered pursuant to § 13.

     1.4 “Claims Administrator” means the person or entity appointed by the Court to administer this Settlement Agreement pursuant to § 13.1.

     1.5 “Claims Web Site” means the web site administered jointly by the Claims Administrator and Settling Defendant located at “www.ibsettlement.com”. The Claims Web Site will enable Settlement Class Members who are contained in the Ionic Breeze Database to process their claims, execute an electronic release, and obtain their Merchandise Credit Confirmation Number. Settlement Class Members who are not in the Ionic Breeze® Database will be able to obtain a Claim Form on the Claims Web Site that they can submit with proof of purchase to the Claims Administrator to apply for a Merchandise Credit. Settlement Class Members will be required to use the Claims Web Site for processing their claims or obtaining a Claim Form, except for those Settlement Class Members that do not have reasonable access to the Internet. Notice of Final Approval will be made to those Settlement Class Members who process their claims on the Claims Web Site by publication on the Claims Website. Settlement Class Members, at the time that they obtain their Merchandise Credit Confirmation Number, will be told to check back within a certain period of time to find out (1) whether the Court has approved the settlement; (2) that they now have a valid Merchandise Credit; and (3) the expiration date of the Merchandise Credit.

1.6	“Class Action” means the above-captioned litigation.

1.7	“Class Notice” means the Court approved form of notice of the conditional certification of the Settlement Class and notice of Fairness Hearing to the Putative Class Members, which shall be in substantially the same form as Exhibit D hereto.

     1.8 “Closing Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Agreement when using said defined term. If the Court sets a date or deadline for doing or 3 completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.9 “Confirmatory Discovery” shall mean that discovery to be concluded by Settlement Class Counsel to perform their due diligence with respect to the fairness and appropriateness of the terms of the Settlement Agreement to the Putative Class Members and the Settlement Class Members in relation to the factual basis for the lawsuit; 1.10 “Court” means the United States District Court for the Southern District of Florida, Miami Division.

     1.11 “Customer Number” means the Sharper Image customer number that will be used to assist Sharper Image in identifying Putative Class Members in the Ionic Breeze® Database.

     1.12 “Effective Date of Settlement” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Agreement when using said defined term. If the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.13 “Execution Date of The Settlement Agreement” means the date upon which the last of all parties and counsel listed as signatories on the Settlement Agreement have executed it.

     1.14 “Fairness Hearing” means the hearing at which the Court will consider and finally decide whether to certify the Settlement Class, approve this Settlement Agreement, approve payment of fees and expenses, enter the Final Order and Final Judgment, and make such other final rulings as are contemplated by this Settlement Agreement or are otherwise necessary to effectuate this Settlement.

     1.15 “Fairness Hearing Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Settlement Agreement when using said defined term. If the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.16 “Final” means the time when the Final Order and Final Judgment represent a final and binding judgment with respect to the this Class Action, which shall take place upon the occurrence of any of the following: (i) the date of final affirmance on an appeal (without any material modification or reversal of the Final Order and/or Final Judgment), or the date of affirmance by means of a writ or other proceeding (without any material modification or reversal of the Final Order and/or Final Judgment), and the expiration of the time for a petition for or a denial of a writ of certiorari to review such orders, or, if certiorari is granted, the date of final affirmance (without any material modification or reversal of the Final Order and/or Final Judgment) following review pursuant to that grant; or (ii) the date of final dismissal of any appeal from the final dismissal of any proceeding on certiorari to review the Final Order and/or Final Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal or filing or initiating any other appellate proceeding challenging the Court’s Final Order and/or Final Judgment, i.e., expected to be thirty (30) days after entry of the Final Order and Final Judgment (or the expiration of any extension of time for the filing of any appeal or other appellate proceeding as may result from operation of law or order of the Court).

     1.17 “Final Claims Bar Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Settlement Agreement when using said defined term. If the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.18 “Final Judgment” means the final judgment and order of dismissal with prejudice, which certifies the Settlement Class, approves this Settlement Agreement, approves payment of attorneys’ fees and expenses, dismisses the Class Action with prejudice, enters a permanent injunction against other actions, and makes such other final rulings as are contemplated by this Settlement Agreement, and which is entered in conjunction with the Final Order. It is an express condition of this Settlement that the Final Judgment be substantially in the form attached as Exhibit C, with such additional orders as may be determined by the Court as to only those matters that this Settlement Agreement leaves to the determination of the Court or as are necessary to effectuate this settlement.

     1.19 “Final Order” means the final Order by which the Court approves this Settlement Agreement.

     1.20 “Household” refers to the street address at which a Purchaser registers as his/her/its address and all other places in which that Person has resided for more than thirty

(30)	days in any calendar year since May 6, 1999.

1.21 “Hybrid” refers to the Sharper Image Hybrid Air Purifier, including the following model: SI724 Hybrid, and other models to be developed under the Hybrid name. 1.22 “Ionic Breeze®” or “Ionic Breeze” means the Sharper Image branded Ionic Breeze® Silent Air Purifiers identified as the following models: SI737 - Professional Series™ Ionic Breeze® Quadra®; SI830 - Professional Series™ Ionic Breeze GP®; SI397 - Ionic Breeze® 3.0; SI637 - Ionic Breeze® Quadra®; SI697 - Ionic Breeze® Quadra® Compact; SI730 - Ionic Breeze GP®; SI720 - Ionic Breeze GP® Desktop; SI853 Professional Series™ Plus Midi; SI719 Professional Series™ Plus Tabletop; SI867 Professional Series™ Plus Quadra®; SI871 Professional Series™ Plus GP; SI620 Compact Ionic Breeze®; SI624 Ionic Breeze® – 2.0; SI626 – Ionic Breeze® Night Light; SI589 – Ionic Breeze® cat litter box; 6

SI633 – Ionic Breeze® car air purifier; SI717 – Ionic Breeze® small spaces/bathrooms – plug-in; SI627 – Ionic Breeze® plug-in; S1628 – Ionic Breeze® plug-in; SI629 – Ionic Breeze® dashboard ionizer; SI861 – Ionic Breeze® GP Professional Series™ with OzoneGuard; SI837 – Ionic Breeze® Quadra® with OzoneGuard; SI857 – Ionic Breeze® Quadra® Professional Series™ with Ozoneguard; SI827 – Compact Ionic Breeze® Quadra® with Ozoneguard; SI037

–	Ionic Breeze® Quadra® Professional Series™ with Ozoneguard QVC.

1.23 “Ionic Breeze® Database” means the database to be compiled by Settling

Defendant, which includes information on Purchasers who Purchased an Ionic Breeze® directly from Sharper Image, and includes information on Purchasers that Settling Defendant is able to obtain from third-party retailers.

1.24	“Merchandise Credit”

1.24.1 “Merchandise Credit” means the credit given to Settlement Class

Members that are redeemable only for Sharper Image Branded Products to which Settlement Class Members are entitled as provided in § 8.

     1.24.2 Merchandise Credits can only be redeemed from (1) Sharper Image retail stores in the United States; (2) Sharper Image’s online store at www.sharperimage.com; or (3) by phone or mail order directly from Sharper Image.

     1.25 “Merchandise Credit Confirmation Number” means the number used to track those Settlement Class Members who have qualified for a Merchandise Credit.

     1.26 “Notice” or “Notices” means the manner in which the Class Notice, Summary Notice of Settlement, and Notice of Final Approval are given and published as provided in § 7.

     1.27 “Notice Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Settlement Agreement when using said defined term. If the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.28 “Notice of Final Approval” means the form of notice to be provided to Settlement Class Members that the Court has finally approved this Settlement Agreement, in a form to be submitted by the parties and determined and approved by the Court.

     1.29 “Objection Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Settlement Agreement when using said defined term. If the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.30 “Opt-Out Deadline” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Settlement Agreement when using said defined term. If the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.31 “Opt-Out Form(s)” means the written communication that must be provided by Putative Class Members to exclude themselves from the Settlement Class.

     1.32 “Person” and “Persons” mean all persons and entities (including but not limited to natural persons, individuals, corporations, agencies, bodies, governments, associations, partnerships, trusts, and their predecessors, successors, administrators, heirs and assigns).

     1.33 “Plaintiffs” means Manuel Figueroa and Dixie M. Garner, proposed Settlement Class Representatives.

     1.34 “Preliminary Settlement Approval” and “Preliminary Settlement Approval Order” both mean the Order that the Court enters as provided in § 5.1, in substantially the same form as Exhibit B hereto.

     1.35 “Preliminary Settlement Approval Hearing” means the hearing set by the Court to preliminarily approve this Settlement Agreement and conditionally certify a provisional Settlement Class.

     1.36 “Preliminary Settlement Approval Hearing Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Settlement Agreement when using said defined term. If the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.37 “Product Identification Documentation” means the documentation with respect to claims that is required by § 13 and the Claim Form.

     1.38 “Proof of Purchase” means the documentation required by the Claim Form with respect to purchases not confirmed by the Ionic Breeze® Database. Proof of Purchase will constitute any one or more of the following evidencing the purchase of an Ionic Breeze®: a copy of a receipt; a cancelled check; a bank copy or bank generated record of a negotiated check; a credit card bill or receipt.

     1.39 “Purchaser(s)” means any and all Persons who Purchased in or from a location in the United States of America an Ionic Breeze® from any source between May 6, 1999 and the Execution Date of The Settlement Agreement. Purchasers will not include those who have sold and/or returned all of their Purchased Ionic Breeze(s)®, unless at least one unit was returned in exchange for another Ionic Breeze®. Class Members may not separate Purchases within Households in order to create a right to additional recovery.

     1.40 “Purchased” means paid monetary consideration for the Ionic Breeze®, subject to the qualifications in § 1.39.

     1.41 “Putative Class Member(s)” means all Persons who are within the scope of the definition of “Settlement Class,” including those who validly and timely request exclusion from the Settlement Class, as provided in this Settlement Agreement.

     1.42 “Released Parties” means those Persons released under § 15 and more particularly defined therein.

     1.43 “Released Rights” or “Released Claims” means any and all manner(s) of claims, demands, actions, suits, and causes of action released under § 15.

     1.44 “Settlement Agreement” and “Agreement” both mean this agreement by and among Defendant Sharper Image, Plaintiffs Manuel Figueroa and Dixie M. Garner, and the Settlement Class, as defined in § 2.2 of this Settlement Agreement.

     1.45 “Settlement Class” is the FRCP 23 class covered by this Settlement Agreement, as defined in § 2.2 of this Settlement Agreement.

     1.46 “Settlement Class Counsel” means Lightfoot Franklin & White LLC, and Haggard, Parks, Haggard & Lewis, P.A., and their respective attorneys.

     1.47 “Settlement Class Members” means all Purchasers who are within the scope of the definition of the “Settlement Class” and who do not validly and timely requested exclusion from the Settlement Class, as provided in this Settlement Agreement.

     1.48 “Settlement Class Representatives” means Manuel Figueroa and Dixie M. Garner and/or such other person(s) as the Court may appoint as representatives of the Settlement Class.

     1.49 “Settling Defendant” means Sharper Image Corporation, the Defendant in this Class Action.

     1.50 “Settling Defendant’s Counsel” means Thelen Reid Brown Raysman & Steiner LLP fka Thelen Reid & Priest LLP and its attorneys, and Lowndes, Drosdick, Doster, Kantor

  Reed, P.A. and its attorneys.
  1.51 “Settlement Packages” means the consideration afforded the Settlement Class

Members under § 8.

     1.52 “Sharper Image” or “Sharper Image Corporation” means the Sharper Image Corporation, the defendant in this Class Action, which is also defined above as “Settling Defendant.” 1.53 “Sharper Image Branded Product” means a product sold by Sharper Image that has the trademark Sharper Image® or Sharper Image Design® displayed on the product or box. A product shall not be deemed a Sharper Image Branded Product solely as a result of such product being sold or offered for sale using promotional or advertising materials prepared by Settling Defendant or promotional or advertising materials using the Sharper Image® or Sharper Image Design® trademark.

     1.54 “Summary Notice of Settlement” means the Court approved form of notice of the conditional certification of the Settlement Class and notice of Fairness Hearing to the Putative Class Members, which shall be in substantially the same form as Exhibit E hereto.

1.55 “Zenion” refers to Zenion Industries, Inc., former named defendant in this Class

Action.

2.	The Class Action and Settlement Class Covered by This Settlement Agreement 2.1 This Settlement Agreement governs, within the scope of its subject matter, the

Settling Defendant, Settling Defendant’s Counsel, Settlement Class Counsel, Putative Class Members, and those purporting to act on behalf of any Putative Class Member.

     2.2 The “Settlement Class” is defined and composed of any and all Persons who Purchased in or from a location in the United States of America an Ionic Breeze® from any source between May 6, 1999, and the Execution date of The Settlement Agreement. The Settlement Class does not include any Person who sold and/or returned all of their Purchased Ionic Breeze(s)®, unless at least one unit was returned in exchange for another Ionic Breeze®. The Settlement Class does not include Settling Defendant, Zenion Industries, Inc., or those who timely and properly opted-out of this Agreement. The Settlement Class may not separate purchases within Households in order to create a right to additional recovery.

3.	Commitment To Support.

	3.1	Plaintiffs, the Settling Defendant, Settlement Class Counsel, and Settling

Defendant’s Counsel agree to recommend approval of and vigorously support this Settlement Agreement to the Court and to the Putative Class Members and to undertake reasonable steps and efforts contemplated by this Settlement Agreement and any other reasonable steps and efforts that may be necessary or appropriate, by order of the Court or otherwise, to carry out the terms of this Settlement Agreement. The parties to this Class Action shall aggressively cooperate, assist, and undertake all reasonable actions in order to accomplish the above on a timely basis in accordance with Exhibit A hereto. Settlement Class Members, Plaintiffs, and Settlement Class Counsel expressly concur and agree that Settling Defendant is entitled to communicate with the Putative Class Members, except as it relates to this Class Action (other than as provided in this Agreement). Settling Defendant will not aid or encourage any objections to this Settlement Agreement (or any of its terms or provisions) nor to final certification of the Settlement Class, nor encourage any Putative Class Members to elect to opt out.

	3.2	The Settlement Class Counsel shall make every reasonable effort to encourage

Putative Class Members to participate and not to opt out. In addition, the parties shall make all reasonable efforts to enforce the jurisdictional and injunctive provisions of this Settlement Agreement, including assisting and joining in any motions or stipulations that may be necessary to stay current or future-filed actions that may come within the scope of this Agreement.

	3.3	The failure of either party to cooperate and assist with regard to settlement as expressly and implicitly contemplated in this Agreement shall constitute a material breach of this Agreement.

	3.4	No material modifications to the Final Judgment, Exhibit C, shall be permitted unless approved expressly in writing by the parties. If the Court materially modifies Exhibit C,

such modifications shall give either party the right to terminate this Settlement Agreement and render this Class Action as if the Settlement Agreement had never been executed.

4.	Conditions of Settlement, Effect of Disapproval, Cancellation, or Termination

4.1 This Settlement Agreement shall be conditioned on the occurrence of all of the following events:
4.1.1	The Court has entered the Final Order;
4.1.2	The Court has entered the Final Judgment, Exhibit C, without material modifications;
4.1.3	The Final Order and Final Judgment have become Final; and
4.1.4	Neither Settling Defendant nor Plaintiffs have elected to terminate this

Settlement Agreement in accordance with the terms of this Agreement.

     4.2 If all of the conditions specified in Paragraph 4.1 are not met, then the Settlement Agreement will be subject to termination in accordance with the terms of this Settlement Agreement.

     4.3 Settling Defendant reserves the right to terminate the Settlement Agreement if the Preliminary Settlement Approval Hearing does not take place by March 1, 2007, or the Court has not otherwise entered the Preliminary Settlement Approval Order prior to March 1, 2007. Further, Settling Defendant reserves the right to terminate the Settlement Agreement if Preliminary Settlement Approval and the Final Judgment do not include the issuance of an injunction(s) that effectively enjoins the prosecution of all pending litigation against Settling Defendant and those Persons listed in the release at § 15, or each of them, involving claims related the Ionic Breeze®, including, but not limited to, any and all claims related in any way to the efficacy, advertisements, emissions or reactions (e.g. ozone, terpenes and reactions with terpenes, or any other type of reaction related to the operation of the Ionic Breeze®), volatile organic compounds, ultrafine particles, health risks, and/or performance of the Ionic Breeze®, including but not limited to, claims for alleged false advertising, breach of express and/or implied warranties, unjust enrichment, Magnuson-Moss Warranty Act, conspiracy, unfair 13 competition, state consumer protection statutes, common law prohibiting unfair or deceptive trade practices, breach of contract, fraud, and/or misrepresentation and equity prohibiting unjust enrichment or requiring restitution or disgorgement; and that are, were, or could have arisen out of or been related in any way to Settling Defendant’s advertising or sale of the Ionic Breeze® and the disclosures relating thereto, which actions include but are not limited to,

Potter and Rittenhouse v. Sharper Image, Cox v. Sharper Image, Robertson v. Sharper Image

(all currently pending in the Superior Court of California, in and for the County of San Francisco), and Bryant v. Sharper Image (pending in the Circuit Court for the State of Florida, County of Duval), including the successful defeat of all challenges to any such injunctions. Settling Defendant further reserves the right to terminate this Settlement Agreement if the Final Judgment does not include a permanent injunction in conformance with the above and does not include an order requiring the dismissal with prejudice of the above actions.

     4.4 Plaintiffs reserve the right to terminate the Settlement Agreement if, in the course of Confirmatory Discovery, Settlement Class Counsel obtains information that they did not previously know or have reason to know, and such information relates directly to and would have materially and substantially improved Plaintiffs’ likelihood of prevailing in this Class Action if it had continued.

     4.5 The Settling Defendant and Plaintiffs do not agree to the conditional certification of the Settlement Class, the conditional appointment of Settlement Class Counsel, or the conditional appointment of Settlement Class Representatives for any purpose other than to effectuate this Settlement Agreement. If this Settlement Agreement is terminated pursuant to its terms, or if the Effective Date of Settlement does not occur for any reason, then the conditional certification of the Settlement Class and the appointment of the Settlement Class Representatives and Settlement Class Counsel shall be vacated, and the Class Action shall proceed as though the Settlement Class had never been certified and this Agreement has not been negotiated or entered into, the appointments had not been made, and nothing done with regard to this Settlement Agreement and any papers filed in support thereof shall be deemed an 14 admission by Sharper Image, and in such event will also be without prejudice to Plaintiffs’ right to file a motion to certify a class or classes and seek the appointment of settlement class representatives and settlement class counsel.

5.	Procedure For Certification and Approving Settlement. 5.1 Preliminary Settlement Approval.

As soon as is possible after execution of this Settlement Agreement and in all events no later than January 16, 2007, the parties shall submit to the Court: a motion for preliminary approval of this Settlement Agreement, for conditional certification of the Settlement Class, for conditional appointment of Settlement Class Counsel, and for conditional appointment of Settlement Class Representative(s); a motion and order to protect the jurisdiction of the Court; the draft of proposed form of Preliminary Settlement Approval; the draft of proposed form of Final Judgment; and proposed stay of all proceedings in the Class Action against all Putative Class Members, Settlement Class Members, Plaintiffs, Settlement Class Counsel, and Settling Defendant, until the Final Order and Final Judgment have been entered. The hearing on the preliminary approval of the settlement, conditional certification of the Settlement Class, conditional appointment of Settlement Class Counsel, and conditional appointment of Settlement Class Representatives shall be decided in the Order on Preliminary Settlement Approval Order. The parties agree to move the Court to enter the Preliminary Settlement Approval Order without a hearing or to set the Preliminary Settlement Approval Hearing on the date stated on Exhibit A.

5.2	Forms and Notice Approval.

5.2.1 Along with the Motion for Preliminary Settlement Approval, the parties will also submit to the Court for its approval mutually agreeable forms of the Claim Form, Class Notice, and Summary Notice of Settlement. Sharper Image will mail and publish the Notices on the date stated on Exhibit A by mailing the Class Notice as an affixed inclusion in the Sharper Image catalog (to be selected by Sharper Image) to each Putative Class Member contained in the Ionic Breeze® Database, by mailing the Class Notice to each Putative Class Member who is contained in the Ionic Breeze® Database to whom a catalog is not mailed, and by publishing the 15

Summary Notice of Settlement in a manner to be agreed by and between Settlement Class Counsel and Settling Defendant’s Counsel, at a cost not to exceed $200,000.00.

     5.2.2 The Court’s approval or determination of said forms and notices shall be determined as part of the Preliminary Settlement Approval.

5.3 Confirmatory Discovery.

     Settlement Class Counsel already have propounded discovery, reviewed documents provided by Settling Defendant, deposed representatives of Settling Defendant, engaged in expert discovery, and retained experts. In addition, Settlement Class Representatives will have 60 days in which to conduct confirmatory discovery. Settling Defendant will provide Settlement Class Counsel with confirmatory discovery, including producing documents, and making corporate representatives available for deposition or interviews, and documentation upon request, on issues, including, but not limited to, the following: (1) efficacy; (2) ozone emission; and (3) recordkeeping relating to tracking of Purchasers. Settlement of this Class Action is contingent upon Settlement Class Representatives’ confirmation through this discovery of material factual representations made by Settling Defendant during settlement negotiations and completion of Confirmatory Discovery, subject to § 4.4 of this Agreement.

6.	Procedure For Final Approval. 6.1 Overview.

As provided above, the parties contemplate that this Settlement Agreement shall be presented to the Court for Preliminary Settlement Approval. Settlement Class Members shall have until the Objection Date to file, in the manner specified in the Class Notice, any objection or other response to the proposed Settlement Agreement. The parties agree to urge the Court to set the Objection Date as stated on Exhibit A. The Class Notice and Summary Notice of Settlement also shall provide that Putative Class Members may request exclusion from the Settlement Class by providing notice, in the manner specified in the Class Notice on or before a date set by the Court as the Opt-Out Deadline, and as more particularly provided in § 11. The parties agree to urge the Court to set the Opt-Out Deadline as stated on Exhibit A.

6.2	Opt-Outs.

6.2.1 As more particularly provided in § 11, Putative Class Members shall be required to elect to opt out on or before the Opt-Out Deadline by placing the completed Opt-Out Form in the mail to the Claims Administrator.

     6.2.2 The parties will move that the Court enter an order requiring that the Opt-Out Form require that the Putative Class Member provide: (1) the Person’s name, address, and telephone number; and (2) a statement or acknowledgment that the Person wishes to be excluded from the Settlement Class. Any Putative Class Member who does not timely and validly request exclusion from the Settlement Class in the manner required by the Settlement Agreement and Notices shall be bound by all the terms of the Settlement Agreement.

6.3	Filing Objections Before The Fairness Hearing.

6.3.1 The parties will move that the Court enter an order requiring any

Settlement Class Member who wishes to be heard orally at the Fairness Hearing or who wishes for any objection to be considered to file a written notice of objection with the Court, including: 6.3.1.1 A statement of each objection asserted; 6.3.1.2 A detailed description of the facts underlying each objection; 6.3.1.3 A detailed description of the legal authorities supporting each objection;

     6.3.1.4 A statement of whether the objector intends to appear and argue at the Fairness Hearing and, if so, how long the objector anticipates needing to present the objection; 6.3.1.5 A list of witnesses whom the objector may call by live testimony, oral deposition testimony, or affidavit during the Fairness Hearing; 6.3.1.6 A list of the exhibits and documents that the objector will offer during the Fairness Hearing, along with copies of such exhibits and documents; 6.3.1.7 The name and contact information, if any, of counsel for the objector; and

     6.3.1.8 A detailed statement of any personal or financial interest of the objector or his/her counsel in the outcome of this Class Action, determination of the objection, Preliminary Settlement Approval, the Final Order, or Final Judgment.

     6.3.2 The parties will further move that the Court enter an order requiring that all Settlement Class Member objectors file such notice of objection or request to be heard with the Clerk of the Court, and serve such notice of objection or request to be heard upon Settlement Class Counsel and Settling Defendant’s Counsel, at the addresses set forth in § 28, no later than the Objection Date. The parties will further move that the Court enter an order to the effect that: objectors who fail to properly or timely file their objections with the Court or to serve them as provided above shall not be heard during the Fairness Hearing; nor shall their objections be considered by the Court; only Settlement Class Members may object to the Settlement Agreement; and Persons who opt out of the Settlement Class may not object to the Settlement Agreement or intervene in this Class Action.

6.4 Setting the Fairness Hearing and Related Proceedings.

     A Fairness Hearing Date shall be set by the Court for a date convenient to the Court and which comports with applicable law and due process requirements. The parties agree to urge approval so as to allow final approval by the Fairness Hearing Date stated on Exhibit A and agree to move the Court to set the Fairness Hearing Date on the date stated in Exhibit A. The parties agree to work together to identify and submit any evidence as may be required to satisfy the burden of proof for obtaining approval of this Settlement Agreement. The stay of proceedings shall not prevent the Confirmatory Discovery, filing of any motions, affidavits, and other matters necessary to the approval of this Settlement Agreement. The parties agree to move the Court to enter an order to the effect that should any Person desire any discovery incident to (or which the Person contends is necessary to) the approval of this Settlement Agreement in addition to the Confirmatory Discovery set forth herein, the Person must first obtain an order from the Court that permits such discovery absent express written agreement by Settlement Class Counsel and the Settling Defendant’s Counsel.

7.	Notice To Class.

7.1 Preliminary Notice.

Upon preliminary approval by the Court of this Settlement Agreement and conditional certification of the Settlement Class and approval of the forms and notices contemplated by

§ 5.2, Settling Defendant will provide (with oversight by Settlement Class Counsel and Settling Defendant’s Counsel and cost borne by Settling Defendant) Putative Class Members who are identifiable by the Ionic Breeze® Database with the Class Notice in the Sharper Image catalog. Those Putative Class Members who have chosen not to get the Sharper Image catalog but are contained within the Ionic Breeze® Database will get individualized notice by mail. Those Putative Class Members who are not found in the Ionic Breeze® Database will receive Summary Notice of Settlement by publication. The parties agree to urge the Court to set the Notice Date as set forth on Exhibit A.

     7.1.1 At least (10) court days prior to the Fairness Hearing, Sharper Image shall submit to the Court a sworn Declaration that the mailing and publication of the Class Notices has occurred in accordance with the provisions of this Agreement.

7.2 Final Notice.

     Ten (10) court days before the Fairness Hearing the parties will submit an agreed (or if they cannot agree, their respective proposed) Notice of Final Approval. If the Court finally approves this Settlement Agreement, the Court shall approve and determine the form of the Notice of Final Approval. After the Effective Date of Settlement, Settlement Class Counsel and Settling Defendant’s Counsel shall cause Settling Defendant to provide (with oversight by Settlement Class Counsel and Settling Defendant’s Counsel) Settlement Class Members who registered claims on the Claims Web Site with Notice of Final Approval on the Claims Web Site. Settlement Class Members, at the time that they obtain their Merchandise Credit Confirmation Number, will be told to check back within a certain period of time to find out (1) whether the Court has approved the settlement; (2) that they now have a valid Merchandise Credit; and (3) the expiration date of the Merchandise Credit. Individualized notice of the Notice of Final

Approval, the approval or denial of a Merchandize Credit, and the expiration date if applicable, will be provided by mail to those Putative Class Members who made claims other than on the Claims Web Site. Settling Defendant agrees to pay for all costs and expenses of all the foregoing methods of notice (other than costs associated with any website maintained by others referencing the Settlement). The forms of the Notice of Final Approval to the Settlement Class shall be subject to Court approval, but the manner, timing, content, and substance of the Notice of Final Approval must be substantially consistent with the terms of this Settlement Agreement.

8.	Settlement Benefits. 8.1 Settlement Relief.

The relief provided to Settlement Class Members is multifaceted and includes

Merchandise Credits for Settlement Class Members, sale of the OzoneGuard at the agreed upon price set forth below and for an agreed upon period of time set forth below, agreements regarding limitations on Sharper Image advertising for the Ionic Breeze® going forward, and agreements on testing of new Ionic Breeze® models going forward, all solely to the extent set forth more specifically as follows:

8.2	Merchandise Credits.

8.2.1 The Merchandise Credit is available to each Household having at least one

Settlement Class Member as defined in § 2;

     8.2.2 One (1) Merchandise Credit in the amount of $19.00 shall be made available to each Settlement Class Member, limited to one (1) per Household (regardless of the number of Ionic Breeze® products Purchased by said member or the amount spent on said products) who is either (1) found in the Ionic Breeze® Database; or (2) provides Proof of Purchase as set forth herein.

     8.2.3 The Merchandise Credit shall be valid for one year from the date of Notice of Final Approval.

8.2.4 The Merchandise Credits may not be redeemed for cash under any circumstances.

8.2.5 The Merchandise Credits shall not be subject to aggregation.

     8.2.6 The Merchandise Credit shall be used as tender against the purchase of Sharper Image® Branded Products only.

8.3	OzoneGuard

8.3.1 On a date no later than ten (10) court days after Notice of the Final

Approval Settlement in this action, Sharper Image shall with respect to the OzoneGuard attachment for Ionic Breeze® floor models only: 8.3.2 Due to divergent prices among models of OzoneGuards, Sharper Image agrees to sell OzoneGuards attachments at the store for one median retail price ($7.00).

     8.3.3 This one median price would stay in effect for 180 days from the date of Notice of Final Approval.

     8.3.4 The OzoneGuard attachment may be purchased in the Sharper Image stores. If the store where the customer attempts to purchase the product does not have the attachment in stock, the customer may order it through the normal process for taking customer orders for out of stock items.

     8.3.5 Alternatively, customers can purchase the OzoneGuard attachment during this 180-day period on the Internet or by telephone as well; any purchase by a customer where the customer requests shipping would be subject to Sharper Image’s normal shipping charge.

     8.3.6 The median price will be available to all Sharper Image customers without the need for any claim form, claims administration, or submission of Product Identification Information.

     8.3.7 There is no limit on the number of OzoneGuard attachments a class member or any other consumer can purchase at the median price during this period.

     8.3.8 Sharper Image will design and tool an OzoneGuard attachment for any Ionic Breeze® floor model not currently compatible with available OzoneGuard attachments, and such OzoneGuards will be subject to the pricing structure outlined above.

8.4 Modifications to Ionic Breeze® Advertisements & Independent Testing. 21

     8.4.1 The parties agree that so long as the sales of the Ionic Breeze® continue, Sharper Image will make the following modifications with respect to advertisements for the Ionic Breeze®: 8.4.1.1 Sharper Image will eliminate all quantitative references to room size in its advertising claims with respect to the Ionic Breeze® (e.g., 500 square feet) and will not make such references with respect to the Ionic Breeze® in the future absent reliable testing to support such claims.

     8.4.1.2 Sharper Image will remove the British Allergy Foundation and the Asthma and Allergy Foundation of America seals from its advertising for the Ionic Breeze® and will not use these seals in any future marketing for the Ionic Breeze®.

     8.4.1.3 Unless and until the Ionic Breeze® is registered as a medical device, Sharper Image will not state the Ionic Breeze® is a medical device.

     8.4.1.4 Sharper Image shall not make any advertising claims that ozone produces health benefits in connection with the Ionic Breeze®.

     8.4.2 The above modifications do not apply to non-Ionic Breeze products such as the Hybrid or to any product developed, marketed, or sold whose name does not include the term Ionic Breeze®. Settling Defendant cannot avoid the obligations of paragraph 8.4 by removing the term Ionic Breeze® from an Ionic Breeze® product.

     8.4.3 The above modifications are expressly conditioned upon such changes in advertising being done solely pursuant to this Agreement and not as part of any type of injunction.

     8.4.4 The above modifications shall be made and incorporated into Sharper Image’s advertising, commencing no later than 180 days after the Effective Date of Settlement.

     8.4.5 The requirements of this Agreement, including the above modifications, do not apply to marketing or packaging materials already printed, prepared, or in circulation up to 180 days after the Effective Date of Settlement.

     8.4.6 The Plaintiffs and Settlement Class Counsel agree, on behalf of all Settlement Class Members, that these modifications adequately address the claims raised by the class and waive claims based on the use of the disclosures or modified language, provided that Sharper Image uses and complies with the disclosures and that they accurately describe the attributes of the Ionic Breeze®. The Settlement does not preclude Sharper Image from making changes to the language in its disclosures (a) that Sharper Image reasonably believes are necessary to comply with applicable law or to reflect a future change in its products; (b) that are more detailed than or in addition to those required by this Agreement; or (c) reflect results from subsequent testing.

     8.4.7 If Class Counsel or the Class Representatives assert that Sharper Image violated any provision of the above corrective measures, Class Counsel or the Class Representatives shall notify Settling Defendant’s Counsel, in writing, and Sharper Image shall have forty-five (45) days to cure or challenge the alleged violation and send a cure letter by the end of that period, unless, if such violation cannot be cured within the time period, Sharper Image will communicate to Settlement Class Counsel by the conclusion of the forty-five (45) day period mentioned above that circumstances necessitate an additional time to cure. In the event that Sharper Image opts to challenge the alleged violation, both Plaintiffs and Settling Defendant agree, within thirty (30) days of the forty-five (45) day period mentioned, to submit briefs to the Court for final determination and ruling.

     8.4.8 Sharper Image will test (through an independent testing laboratory) sample units of all current and future Ionic Breeze® models for ozone emissions using the UL 867 test protocol and will not sell any Ionic Breeze® model that has not or does not pass the UL 867 standard. The testing is agreed to be done solely pursuant to this Agreement and not as part of any type of injunction.

9.	Cost of Notice and Additional Expenses.

The Settling Defendant agrees to pay the cost of all Notice to the Putative Class Members and Settlement Class Members that is required by this Settlement Agreement or by Order of the 23

Court. In addition, Settling Defendant agrees to pay to Settlement Class Counsel all reasonable and customary out-of-pocket expenses incurred after the date of execution of this Agreement, including costs associated with Preliminary Settlement Approval, the Final Order and Final Judgment, and Confirmatory Discovery, such as court filing fees, copying charges, and reasonable travel expenses necessary for non-Florida Settlement Class Counsel to attend hearings before the Court in this Class Action and to perform Confirmatory Discovery. The parties agree that Settling Defendant’s payment of these costs and expenses provides additional value to the Settlement Class.

10.	Attorneys’ Fees, Class Representative Fees, And Litigation Costs And Expenses. 10.1 After the parties had negotiated all principal terms and conditions of this

Settlement Agreement, the parties first entered into discussions regarding attorneys’ fees and expenses related to the settlement of this Class Action.

     10.2 Settling Defendant agrees to pay an amount not to exceed $1,875,000.00, plus the additional expenses outlined in paragraph 9 above, subject to application for an award of attorneys’ fees and expenses and Court approval, as full payment for all attorneys’ fees, costs, and expenses incurred in connection with this Class Action.

     10.3 Any applications for an award of attorneys’ fees and costs will be heard at the Fairness Hearing and such applications must be filed no later than the Objection Date. Settling Defendant agrees not to object to any application for an award of attorneys’ fees and costs made by Settlement Class Counsel, provided that such application complies with this Agreement and is at or below the above amount.

     10.4 The above amount is in addition to and separate from all other consideration and remedies paid to and available to the Settlement Class, and payment of the above amount shall be in addition to and shall not decrease or increase the Settlement Packages available to the Settlement Class Members.

     10.5 Attorneys’ fees shall be payable to Settlement Class Counsel due and payable ten days after the Effective Date of Settlement. If any portion of the attorneys’ fees is disallowed or is deemed excessive in light of the amount of the class recovery, that amount shall be deducted from the sum due. Attorneys’ fees and costs shall not bear interest if paid in the manner and at the time provided herein.

     10.6 Each of the two Settlement Class Representatives will receive an incentive award of $10,000.

     10.7 Based on the above, Settlement Class Counsel intend to seek approval from the Court of attorneys’ fees and expenses in the amount of $1,875,000.00, plus an additional $10,000 in fees to each of the Settlement Class Representatives.

11.	Opt-Out Rights.

11.1 Putative Class Members have the right to exclude themselves (“opt-out”) from this Settlement Agreement and from the Settlement Class by timely submitting to the Clerk of the Court, by and through the Claims Administrator, a completed “Opt-Out Form” (in a form to be approved by the Court). Putative Class Members who so timely elect to opt-out shall be excluded from this Settlement Agreement and from the Settlement Class. Such opt-out rights must be exercised by the “Opt-Out Deadline” by which the Court establishes the deadline for filing the Opt-Out Form. Within fifteen (15) days after the Opt-Out Deadline, the Claims Administrator will provide Settling Defendant’s Counsel and Settlement Class Counsel with a complete list of all timely and valid requests for exclusion, who will jointly submit the list to the Court within five (5) court days thereafter. Any Putative Class Member who does not submit a properly completed Opt-Out Form by the Opt-Out Deadline and in the required form shall be a Settlement Class Member and shall be bound by the terms of this Settlement Agreement and the Final Judgment thereon, provided that, in order to share in the Settlement Packages, such Settlement Class Member must timely comply with claims procedures described herein.

     11.2 This Settlement Agreement survives and applies even if there are Putative Class Members who opt-out, provided that the number of Purchasers who opt-out does not exceed 2% of the Purchasers contained in the Ionic Breeze® Database. If the number of Putative

Class Members who opt-out does exceed more than 2% of the Putative Class Members contained in the Ionic Breeze® Database, Settling Defendant shall have the right to terminate this Agreement.

12.	Claims Procedure.

12.1 In order to be eligible to be considered under § 13.5 to receive the Settlement

Package available under § 8, a Settlement Class Member must (1) be identifiable as a Purchaser from the Ionic Breeze® Database and electronically register as a Settlement Class Member at “www.ibsettlement.com” by the Final Claims Bar Date; (2) submit a Claim Form on the Claims Web Site along with Proof of Purchase by the Final Claims Bar Date; or (3) fill-out a Claim Form along with Proof of Purchase and mail it to the Claims Administrator postmarked on or before the Final Claims Bar Date.

     12.2 The Final Claims Bar Date shall be determined by the Court. The parties urge the Court to set said date to the Final Claims Bar Date stated on Exhibit A.

     12.3 The details of how the Claims Web Site will be administrated will be agreed on between Settling Defendant’s Counsel and Settlement Class Counsel. If the parties are unable to resolve any such issue, it will be submitted to the Court for determination.

13.	Claims Administration

13.1 The parties will ask that the Court appoint the Claims Administrator as part of the Preliminary Settlement Approval, and the Plaintiffs and Settling Defendant will jointly recommend the appointment of a nationally known class action claims administration firm as the Claims Administrator who will process and handle the claims process as well as jointly administer with Settling Defendant the Claims Web Site. The parties will endeavor to agree upon the firm to recommend and, failing agreement will each have the right to make a recommendation to the Court. The Claims Administrator shall be entitled to a reasonable fee and cost reimbursement approved by the Court. Settling Defendant will pay the cost, expenses, and fees of Claims Administration, in addition to other amounts payable hereunder. The parties agree that Settling Defendant’s payment of this cost has additional value to the 26

Settlement Class. The Claims Administrator and Claims Administration shall be under the authority and continuing jurisdiction of the Court. The Claims Administrator shall be subject to removal by the Court for cause. If the Claims Administrator resigns, or is removed, the parties will recommend a replacement in accordance with the above procedures.

13.2 General Processing Guidelines.

     The Claims Administrator shall promptly process Claim Forms as submitted, approve or disapprove claims as received, process allowed claims and tender the appropriate Settlement Package to allowed Settlement Class Members and shall otherwise carry out and comply with the provisions of this Settlement Agreement that require administrative management. Within forty (40) days after the Final Claims Bar Date, the Claims Administrator shall submit to the Court, Settling Defendant’s Counsel, and Settlement Class Counsel a written report detailing the allowed claims. Within forty (40) calendar days after the Closing Date, Settling Defendant’s Counsel shall file a motion with the Court to close the Claims Administration and shall serve that motion on the Claims Administrator, Settlement Class Counsel, and any other persons who filed a pleading with the Court in this case. When satisfied that the Class Administration should be closed, the Court will enter an order closing the same and discharging the Claims Administrator and Settlement Class Counsel.

13.3 Claims Administrator To Rely On Submitted Documents.

     In allowing claims, disallowing claims, and tendering the Settlement Packages to the allowed Settlement Class Members, the Claims Administrator shall rely solely on the Opt-Out Form, Claim Form, Proof of Purchase, Customer Numbers, and Product Identification Documentation that is timely and properly submitted to the Claims Administrator by the Settlement Class Members, as well as the information contained on Ionic Breeze® Database. The Claims Administrator shall have no duty to investigate a particular claim beyond examination of such documentation. Except as otherwise expressly provided herein, the Claims Administrator is not obligated to examine or consider documentation that is received beyond the respective deadlines established by the Court, but, as provided in § 13.4, may do so if the Claim 27

Form was timely received, in its discretion without setting a course of dealing, practice, or policy and without obligating the Claims Administrator or Settling Defendant to make the same or similar exceptions for other Settlement Class Members. Notwithstanding the foregoing, Settling Defendant, Settlement Class Counsel, and the Claims Administrator shall take reasonable steps to prevent fraud in the Claims Administration process.

13.4	Deficiencies in Documentation.

13.4.1 In the event that, during claims processing, the Claims Administrator finds technical deficiencies exist in the Claim Form, Proof of Purchase, or Product Identification Documentation from a Settlement Class Member, which the Claims Administrator, in its discretion, believes may be correctable, then the Claims Administrator shall notify the Settlement Class Member of the technical deficiencies, and shall allow the Settlement Class Member thirty (30) calendar days from the date of receipt of such notice to correct the deficiencies. If the deficiencies are not corrected within the thirty (30) day period, the Claims Administrator shall reject the claim without prejudice to the right of the Settlement Class Member to resubmit the Opt-Out Form or Claim Form or Proof of Purchase or Product Identification Documentation, provided the resubmission by the Settlement Class Member meets the deadlines and other requirements set forth in this Settlement Agreement or established by the Court.

     13.4.2 “Technical deficiencies” as used in this subsection do not include material deficiencies or missing the Final Claims Bar Date, which absolutely bars allowance of a claim.

     13.5 Approval or Rejection of Claims. In order for a particular Settlement Class Member to become an allowed claimant, the Claims Administrator must be satisfied and certify that: 13.5.1 the claimant did not opt-out pursuant to the applicable provisions of the Settlement Agreement and Notices; and 13.5.2 the claimant:

     13.5.2.1 is a bona fide Purchaser of the product from Sharper Image as reflected in the Ionic Breeze® Database and the claimant electronically registered a claim on the Claims Web Site; or 13.5.2.2 submitted a properly completed, sworn, and executed Claim Form before the Final Claim Bar Date to the Claims Administrator (1) along with the claimant’s required Proof of Purchase and such submittal documentation meets the criteria outlined in this Agreement for the particular claim being made; or (2) the claimant is a bona fide Purchaser of the product from Sharper Image as reflected in the Ionic Breeze® Database; and 13.5.3 No other Person in the claimant’s Household has submitted a claim.

13.6 Reports.

     The Claims Administrator shall report the results of processing all claims to the Court, Settlement Class Counsel, and Settling Defendant’s Counsel. The reports shall be filed quarterly, with a final report, as of the Closing Date, due forty (40) days after the Closing Date. The Claims Administrator shall make any adjustments to the results as ordered by the Court.

     13.7 Distribution of Settlement Benefits. The Claims Administrator shall promptly make arrangements to satisfy allowed claims as and when allowed after the Effective Date of Settlement. Settling Defendant agrees to make the benefits available in a timely fashion so as to allow the Claims Administrator to promptly satisfy allowed claims as and when allowed. Notice of the issuance of the Merchandise Credits for each allowed claim shall be delivered by the Claims Administrator to each of the allowed claimants via the Claims Web Site where possible, or where necessary, at the address shown for the allowed claimant on his, her, or its Claim Form. For all allowed claimants to whom the Claims Administrator was unsuccessful in attempting to deliver the benefits and as to whom the Claims Administrator recommends taking no further actions to deliver their benefits, the Court will enter an order that states, for each, either that the Claims Administrator need not make any further effort to deliver the benefits or that directs further efforts to be taken by the Claims Administrator. The cost of such delivery and efforts to deliver shall be borne by the Settling Defendant. Any Merchandise 29

Credits not disbursed prior to the Closing Date shall cease to exist. In no event shall the Settling Defendant or the Claims Administrator have any liability or obligation for claims beyond the agreed upon amounts.

     13.8 Appeal of Disallowed Claims. Any member of the Settlement Class shall have the right to appeal the determination of the Claims Administrator regarding said claimant’s disallowed claim. Appeals shall be in writing and must be first submitted to the Person designated, from time to time, by the Claims Administrator to decide such appeals. The procedure for such appeals shall be established by the Class Administrator and posted on the Claims Web Site. If the claimant remains unsatisfied, then appeal may be had to the Court. Any appeal to the Court shall be by motion filed no later than fifteen (15) days after final action by the Claims Administrator on such appeal and shall be determined after notice to the appealing claimant, the Claims Administrator, Settlement Class Counsel, and Settling Defendant’s counsel. Such appeals may not collaterally attack the propriety of the Settlement Agreement, and are limited to the sole issue of whether the Claims Administrator appropriately determined the validity and/or value of the claimant’s disallowed claim.

13.9 Limited Liability of Claims Administrator:

     The Claims Administrator and its owners, officers, directors, partners, shareholders, members, manager, employees, and agents do not owe a fiduciary duty to the Settlement Class Members, Plaintiffs, or to the Settling Defendant. The parties will ask the Court to grant the Claims Administrator limited immunity from liability to the effect that the Claims Administrator (and its owners, officers, directors, partners, shareholders, members, manager, employees, and agents) shall be liable only for breach of contract, actual fraud, and negligence.

14.	Agreement Not to Disparage Ionic Breeze® Products.

Settlement Class Counsel, Plaintiffs, and the Settlement Class Members agree not to disparage the Ionic Breeze® or Sharper Image and its products, and expressly waive any right to assert First Amendment, Free Speech, or anti-SLAPP protection in any action to enforce this provision.

15.	Release.

15.1 Released Persons. Released persons and entities shall include without limitation the following (the “Releasees,” “Released Persons,” “Sharper Image,” or “Settling

Defendant”): Sharper Image and Zenion Industries, Inc. and all of their respective current and former officers, directors, employees, agents, customers, resellers, retailers, wholesalers, distributors, attorneys, experts, assigns, insurers, employers, parents, subsidiaries, affiliates, principals, partners, representatives, joint venturers, beneficiaries, shareholders, independent contractors, consultants, predecessors, and successors.

     15.2 Released Rights. Upon the Effective Date of Settlement, the Plaintiffs and each of the Settlement Class Members, and their respective heirs, executors, administrators, representatives, agents, attorneys, partners, spouses, successors, predecessors-in-interest, assigns, and any authorized users of their accounts, shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally and forever released, relinquished and discharged any and all rights, duties, obligations, claims (including those that the Plaintiffs or any Settlement Class Members do not know or suspect to exist in their favor at the time of the signing of this Settlement Agreement which, if known by them, might have affected their settlement with and release of the Released Parties, or might have affected their decision not to object to this Settlement Agreement), actions, causes of action or liabilities, whether arising under local, state, or federal law, whether by statute, contract, common law or equity, whether known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, as of the Effective Date of Settlement against the Released Parties: that arise out of or are related in any way or could have been asserted with respect to any or all of the acts, omissions, facts, matters, transactions, or occurrences that were directly or indirectly alleged, asserted, described, set forth or referred to in this Class Action or any other action, including but not limited to, those actions presently pending in Florida and California State Courts described below, related to any Ionic Breeze®, including, but not limited to, any and all claims related in any way to the efficacy, advertisements, emissions or reactions (e.g. ozone, terpenes and reactions with terpenes, or any other type of reaction related to the operation of the Ionic Breeze®), volatile organic compounds, ultrafine particles, health risks, and/or performance of the Ionic Breeze®, including but not limited to, claims for alleged false advertising, breach of express and/or implied warranties, unjust enrichment, Magnuson-Moss Warranty Act, conspiracy, unfair competition, state consumer protection statutes, common law prohibiting unfair or deceptive trade practices, breach of contract, fraud, and/or misrepresentation and equity prohibiting unjust enrichment or requiring restitution or disgorgement; and (2) that are, were, or could have arisen out of or been related in any way to Settling Defendant’s advertising, manufacture, design or sale of the Ionic Breeze® products and the disclosures relating thereto (all such released claims collectively the “Released Claims” or “Released Rights”). This release will not apply to claims for breach of this Settlement Agreement.

     15.3 With respect to the releases set forth above, the parties stipulate and agree that, upon the Effective Date of Settlement, the Plaintiffs shall expressly waive, and each of the Settlement Class Members shall be deemed to have waived, and by operation of the Order shall have waived, the provisions, rights and benefits of California Civil Code Section 1542 (and all similar state, federal, and international laws), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

WHICH THE CREDITOR DOES NOT KNOW OR

SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS

SETTLEMENT WITH THE DEBTOR.

     Plaintiffs and each of the Settlement Class Members understand and acknowledge the significance of this waiver of California Civil Code Section 1542 and/or of any other applicable law relating to limitations on releases. The Plaintiffs and/or Settlement Class Members or their counsel may hereafter discover facts in addition to or different from those which any of them now knows or believes to be true with respect to the subject matter of the Released Claims, but the Plaintiffs shall expressly and each Settlement Class Member, upon the Effective Date of Settlement, shall be deemed to have, and by operation of the Final Judgment and Final Order shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional information. The Plaintiffs acknowledge, and the Settlement Class Members shall be deemed by operation of the Final Judgment and Final Order to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Settlement Agreement of which this release is a part.

     15.4 Upon the Effective Date of Settlement, as defined in § 1.12, Settling Defendant shall be deemed to have, and by operation of the Final Judgment and Final Order shall have, fully, finally, and forever released, relinquished and discharged Plaintiffs and Settlement Class Counsel from all claims arising out of, in any way relating to, or in connection with the initiation, prosecution, and settlement of this Class Action, except for claims for breach of the Settlement Agreement.

16.	Other Pending Actions.

The Settlement Class Members and Settling Defendant expressly retain the right, to the extent permitted by law and this Settlement Agreement, to plead this Settlement Agreement as a full and complete defense to, or as the basis for a stay or an injunction against, any action, suit or other proceeding to recover any claim released by § 15, which may be instituted, prosecuted, or attempted in breach of this Settlement Agreement.

17.	Final Approval of This Agreement.

This Settlement Agreement shall become final upon the Effective Date of Settlement which is the eleventh (11th) calendar day after the latest date for the occurrence of all of the following three events: (a) the Settlement Agreement is executed and delivered by all parties and approved in all respects by the Court; (b) entry, as provided herein, of the Final Order and Final Judgment; and (c) the Final Order and Final Judgment become Final.

18.	Final Judgment

18.1 Subject to the Courts’ approval, the Final Judgment shall be substantially in the form attached hereto and incorporated herein by reference as Exhibit C.

     18.2 The Settling Defendant desires that this settlement result in finality and closure as to the issues involved in the Class Action.

     18.3 The form of Final Judgment may include additional provisions as the Court may direct which are not inconsistent with this Settlement Agreement. In addition to the Final Judgment, the Court may issue such other orders, findings of fact, and conclusions of law as the Court may order, so long as not inconsistent with this Settlement Agreement. Without limiting the foregoing, it is anticipated that there may be additional orders, provisions in the Final Judgment, findings of fact and conclusions of law regarding: objections; attorney fees; costs and expenses; fees to the Settlement Class Representative(s); and with respect to determinations by the Court on those matters that are to be determined by the Court by the express terms of this Settlement Agreement.

19.	Effect of Failure of Court To Approve.

If the Court fails to approve this Settlement Agreement or any part hereof, or if such approval is modified in any way not permitted by this Settlement Agreement, or set aside on appeal, or if the Court does not enter the Final Order and the Final Judgment, provided for in

§ 18, or if the Court enters the Final Order and Final Judgment and review or modification is sought (whether by way of motion, appeal, writ, or other proceeding), and on such review, the Final Order or Final Judgment is not fully affirmed or is materially modified, then this

Settlement Agreement may be rightfully cancelled and terminated at the option of either party, including as specifically provided for in this Agreement, and the parties shall be restored to their original positions, except as expressly provided herein. Termination, cancellation, and voiding of this Settlement Agreement as provided in the foregoing shall not affect any agreement or obligation stated herein to survive termination. In the event that the Settlement Agreement shall be of no force or effect and, in any event, the parties hereto agree that this Settlement Agreement, including its exhibits, whether or not it shall become final, and any and all negotiations, documents and discussions associated with it shall be without prejudice to the rights of any party, shall not be deemed or construed to be an admission or evidence of any violation of any statute or law of any liability or wrongdoing by any Settling Defendant or of the truth of any of the claims or allegations contained in the First Amended Complaint or any other pleading; and evidence thereof shall not be discoverable or used directly or indirectly, in any way, whether in the Class Action or in any other action or proceeding. However, any Settling Defendant or Settlement Class Member may introduce the Final Judgment and Settlement Agreement for the limited purpose of establishing their rights and obligations under this Settlement Agreement or that a particular claim is or is not barred by the Final Judgment or Settlement Agreement. The parties expressly reserve all of their rights if the settlement does not become Final in accordance with the term of this Settlement Agreement.

20.	Successors & Assigns.

This Settlement Agreement shall be binding upon, and inure to the benefit of the successors and assigns of the parties hereto. Without limiting the generality of the foregoing, each and every covenant and agreement herein made by the Settlement Class Counsel and the Plaintiffs on behalf of themselves and on behalf of the Settlement Class, shall be binding upon all Settlement Class Members.

21.	Entire Agreement.

This Settlement Agreement contains an entire, complete, and integrated statement of each and every term and provision agreed to by and among the parties; it is not subject to any 35 condition not provided for herein. This Settlement Agreement supersedes any prior agreements or understandings between and among Plaintiffs, Settlement Class Members, and the Settlement Class Counsel, and Settling Defendant and Settling Defendant’s Counsel regarding the subject matter of the Class Action or this Settlement Agreement. This Settlement Agreement shall not be modified in any respect except by a writing executed by all the parties hereto or by order of the Court to the limited extent expressly provided for in this Settlement Agreement.

22.	Exhibits.

All exhibits are incorporated into this Agreement by reference. Any inconsistency between this Settlement Agreement and the exhibits attached hereto shall be resolved in favor of this Settlement Agreement.

23.	No Presumption Against Drafter.

None of the parties hereto shall be considered to be the drafter of this Settlement

Agreement or any provision hereof for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof. This Settlement Agreement was drafted with substantial input by all parties, and no reliance was placed on any representations other than those contained herein.

24.	Governing Law.

This Settlement Agreement shall be governed by and shall be construed and enforced in accordance with federal law, where appropriate, and otherwise pursuant to the laws of the State of Florida, except for any conflict of law provisions in said laws of the State of Florida that may otherwise require the application of the laws of a jurisdiction other than that of the State of Florida to the performance, validity, construction or enforcement of this Settlement Agreement.

25.	Continuing Jurisdiction and Exclusive Venue.

25.1 The Settling Defendant and each Settlement Class Member hereby irrevocably submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of Florida, Miami Division, for any suit, action, proceeding, case, controversy, or dispute relating to this Settlement Agreement and Exhibits hereto and 36 negotiation and performance or breach of same. All Settlement Class Members and the Settling Defendant are barred and enjoined from commencing or continuing any suit, action, proceeding, case, controversy, or dispute relating to this Settlement Agreement and Exhibits hereto and negotiation, performance or breach of same, in any state or federal court or other body other than the United States District Court for the Southern District of Florida, Miami Division.

     25.2 It is expressly agreed and stipulated that the United States District Court for the Southern District of Florida, Miami Division, shall have exclusive jurisdiction and authority to consider, rule upon, and issue a final order and final judgment with respect to the subject matter of any of the following actions, suits, or proceedings whether judicial, administrative or otherwise, which may be instituted by any Person, individually or derivatively, with respect to [A] the validity or enforceability of this Settlement Agreement, [B] the authority of Settling Defendant to enter into or perform this Settlement Agreement in accordance with its terms, [C] the remedies afforded by this Settlement Agreement, attorney fees, Settlement Class Representatives’ fees, costs, and expenses provided for in this Settlement Agreement, injunctions against other actions; or [D] any other foreseen or unforeseen case or controversy in the United States related to or impacted by this Settlement Agreement. This reservation of jurisdiction does not limit any other reservation of jurisdiction in this Settlement Agreement nor do any other such reservations limit the reservation in this sub-section.

     25.3 Further, the parties agree that all cases and controversies against the Released Parties regarding the performance, efficacy and/or ozone emission of Ionic Breeze® models identified herein should be heard only in this Court and that the Putative Class Members should be enjoined from bringing any such suits, except in this Court. The parties agree that this Court shall expressly retain jurisdiction and will continue to retain jurisdiction in this Class Action so that it can enforce the Settlement Agreement and this Final Judgment by, among other things, issuing injunctions in the appropriate instances against later actions filed in violation of the terms of the Settlement Agreement and this Court’s Orders.

     25.4 The parties agree to move the Court to include the substance of the foregoing provisions in its order that certifies a temporary class and sets this Settlement Agreement for final hearing and Final Judgment. In the event of a case, controversy, or dispute arising out of the negotiation of, approval of, performance of; or breach of this Settlement Agreement, the Court shall award attorneys fees and costs to the prevailing party. Solely for purposes of such suit, action or proceeding, to the fullest extent that they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim or objection that they are not subject to the jurisdiction of such court, or that such Court is, in any way, an improper venue or an inconvenient forum.

26.	Authority

The undersigned counsel for the parties to this Settlement Agreement covenant and represent that they are fully authorized to enter into and to execute this Settlement Agreement, provided that Settlement Class Counsel’s authority is subject to certification of a class and approval of this settlement by the Court.

27.	Currency Dates & Times.

All values, fees, expenses, costs, and other amounts stated herein are to be determined,

are stated, and are to be paid in United States legal currency. All dates and times stated in this Settlement Agreement mean the date and time in Miami, Florida.

28.	Notices.

All notices to Settlement Class Counsel, the Settling Defendant, and Settling Defendant’s

Counsel required under this Settlement Agreement shall be sent by first class U.S. Mail, by hand delivery, or by facsimile, to the recipient designated in this Settlement Agreement. Timeliness of all submissions and notices shall be measured by the date of receipt (or some other method of calculating the date if otherwise provided for herein), unless the addressee refuses or delays receipt. The persons designated to receive notice are as follows:

Jere F. White, Jr., Esq. Stephen J. Rowe, Esq.

David L. Aronoff, Esq. Gayle I. Jenkins, Esq.

Enrique J. Gimenez, Esq.	Thelen Reid Brown Raysman & Steiner LLP
Lightfoot, Franklin & White, LLC	333 S. Hope Street, 29 th Floor
400 20th Street North	Los Angeles, California 90071
Birmingham, Alabama 35203	Telephone:	(213) 576-8044
Counsel for Settling Class Representative	Facsimile:	(213) 576-8080
and Settling Class	Counsel for Settling Defendant
Robert L. Parks, Esq.	Patrick M. Ryan, Esq.
Haggard, Parks, Haggard & Lewis, P.A.	Thelen Reid Brown Raysman & Steiner LLP
330 Alhambra Circle, 1st Floor	101 Second Street, Suite 1800
Coral Gables, Florida 33134	San Francisco, CA 94105
Counsel for Settling Class Representative	Telephone:	415.369-7356
and Settling Class	Facsimile 415.369-8718
Counsel for Settling Defendant
Terry C. Young, Esq.
James S. Toscano, Esq.
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Post Office Box 2809
Orlando, Florida 32801
	Telephone:	407-843-4600
	Facsimile:	407-843-4444
Counsel for Settling Defendant

29.	Preliminary Injunction and Stays of Other Actions

29.1 This term of the Settlement Agreement being a material, negotiated term,

Settling Defendant reserves the right to terminate the Settlement Agreement, at its option, if preliminary approval of the Settlement Agreement does not include the issuance of a stay and injunction(s) in substantial conformity with the following:

29.1.1 All proceedings in this Class Action and all Released Claims, as described in the Settlement Agreement, by or on behalf of any Settlement Class Member in any forum are hereby ordered stayed and are enjoined until the issuance of the Final Order and Final Judgment by this Court, except as may be necessary to implement the Settlement Agreement or comply with the terms of the Settlement Agreement. The proceedings that are stayed and enjoined until issuance of the Final Order and Final Judgment include, but are not limited to: (i) Robertson v. Sharper Image Corp., Superior Court of California, San Francisco County, Case No.: CGC 04-

434230, (ii) Potter v. Sharper Image Corp., Superior Court of California, San Francisco County, Case No.: CGC-0346350, (iii) Cox v. Sharper Image Corp., Superior Court of California, San Francisco County, Case No.: CGC-04-429331, and (iv) Bryant v. Sharper Image Corp., Florida Fourth Judicial Circuit Court, Duval County, Case No.: 16-2003-CA0006272XXX CV-C. Pending final determination of whether the settlement should be approved, neither the Settlement Class Representatives nor any Settlement Class Member, either directly, representatively, or in any other capacity, nor any person or entity allegedly acting on behalf of any Settlement Class Member, shall commence, continue, or prosecute against Sharper Image, or against any of the other Released Parties, any action or proceeding in any court, tribunal, or elsewhere, asserting any of the Released Claims. This injunction has one exception: it shall not apply to individual claims of any Putative Class Member who timely excludes himself from this Class Action in a manner that complies with Paragraph 11 of this Order. This stay and injunction are necessary to protect and effectuate the Settlement Agreement, this Order, and this Court’s flexibility and authority to effectuate this Settlement Agreement and to enter the Final Order and Final Judgment when appropriate, and is ordered in aid of this Court’s jurisdiction and to protect its judgments pursuant to 28 U.S.C. §§ 165(a) and 2283. Upon issuance of the Final Order and Final Judgment, this injunction shall automatically convert to a permanent injunction and shall be enforceable as such regardless of whether it is mentioned in the Final Order and/or Final Judgment.

30.	Permanent Injunction as Part of Final Judgment

30.1 This term of the Settlement Agreement being a material, negotiated term,

     Settling Defendant reserves the right to terminate the Settlement Agreement, at its option, if Preliminary Settlement Approval and/or the Final Order and Final Judgment do not include the issuance of a stay and injunction(s) in substantial conformity with the following: 30.1.1 All Released Claims, as described in the Settlement Agreement, by or on behalf of any Settlement Class Member in any forum are hereby ordered permanently enjoined, except as may be necessary in this Class Action only to implement the Settlement Agreement or 40 comply with the terms of the Settlement Agreement. The proceedings hereby enjoined and ordered to be dismissed with prejudice include, but are not limited to: (i) Robertson v. Sharper Image Corp., Superior Court of California, San Francisco County, Case No.: CGC 04-434230, (ii) Potter v. Sharper Image Corp., Superior Court of California, San Francisco County, Case No.: CGC-0346350, (iii) Cox v. Sharper Image Corp., Superior Court of California, San Francisco County, Case No.: CGC-04-429331, and (iv) Bryant v. Sharper Image Corp., Florida Fourth Judicial Circuit Court, Duval County, Case No.: 16-2003-CA0006272XXX CV-C. Neither the Settlement Class Representatives nor any Settlement Class Member, either directly, representatively, or in any other capacity, nor any person or entity allegedly acting on behalf of any Settlement Class Member, shall commence, continue, or prosecute against Sharper Image, or against any of the other Released Parties, any action or proceeding in any court, tribunal, or elsewhere, asserting any of the Released Claims. This injunction has one exception: it shall not apply to individual claims of any Putative Class Member who timely excluded himself, herself, or itself from this Class Action in a manner that complied with Paragraph 11 of the Preliminary Approval Order. This injunction is necessary to protect and effectuate the Settlement

Agreement, the Final Order, and this Court’s flexibility and authority to effectuate this Settlement Agreement and to preserve the Final Order, and is ordered in aid of this Court’s jurisdiction and to protect its judgments pursuant to 28 U.S.C. sections 1651 (a) and 2283.

31.	Order of Dismissal With Prejudice of Other Pending Actions

The Final Judgment will include a provision ordering the dismissal with prejudice of all other actions related to the Released Claims described in § 15.

32.	Stay

Unless and until this Settlement Agreement is terminated pursuant to its provisions, the parties agree that all discovery, motions, pleadings, and other activity in this Class Action affecting the Settling Defendant shall be stayed except to the extent necessary to effectuate this settlement.

33.	Additional Terms.

33.1 Plaintiffs and Settlement Class Counsel shall not issue, or facilitate, or cause to be issued, any press release or other public statements regarding the settlement except in accordance with a court-approved plan for dissemination of Class Notice and as necessary to obtain Preliminary Settlement Approval. Except as may be necessary for Sharper Image to comply with legal, statutory, and/or regulatory requirements of disclosure of information, no statements regarding the settlement will be made prior to application for Preliminary Settlement Approval whatsoever, beyond Settlement Class Counsel, Settling Defendant’s Counsel, Settling Defendant, and Plaintiffs. Inquiries may only be responded to by reference to information in the public record. This provision shall not prohibit Settling Class Counsel from communicating with Settlement Class Members; provided, however, that Plaintiffs and Settlement Class Counsel must comply with all confidentiality agreements and protective orders in this Class Action. Any and all drafts of this Settlement Agreement and other related settlement documents shall remain confidential and shall not be disclosed or duplicated except as necessary to obtain approval of this settlement.

     33.2 The Settlement Agreement compromises claims that were contested and shall not be deemed an admission by any parties to this Class Action as to the merits of any claim or defense. Settling Defendant and Plaintiffs agree that the Settlement Package and the other terms of the Settlement Agreement were negotiated in good faith by Settling Defendant and Plaintiffs, and reflect a settlement that was reached voluntarily after a mediation process under the supervision of Lawrence M. Watson, Jr., Upchurch Watson White & Max Mediation Group, Inc. and consultation with competent legal counsel.

     33.3 Neither the act of negotiating the Settlement Agreement, including the agreement by Settling Defendant to stipulate to a nationwide settlement class, nor any act performed or document executed pursuant to or in furtherance of the Settlement Agreement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Settling Defendant; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of the Settling Defendant in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; or (c) is or may be deemed to be a waiver of Settling Defendant’s right to seek to enforce of its rights, including those provided for herein, in other cases or against persons or entities who opt out of the Settlement Agreement. Settling Defendant may file the Settlement Agreement and/or the Final Judgment in any action that has been or may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

     33.4 All agreements made and orders entered during the course of the litigation relating to the confidentiality of information shall survive this Settlement Agreement.

34.	Counterparts.

This Settlement Agreement may be executed in counterparts, each of which shall constitute an original. Facsimile or pdf signatures shall be considered valid signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Settlement Agreement and kept in the custody of Settling Defendant’s Counsel.

EXECUTED on January 16, 2007. [INTENTIONALLY LEFT BLANK]

LIGHTFOOT, FRANKLIN & WHITE LLC

/s/ Manuel Figueroa	By: /s/ Jere F. White
Manuel Figueroa, Plaintiff	Jere F. White, a partner

HAGGARD, PARKS, HAGGARD & LEWIS, P.A.

/s/ Dixie M. Garner	By: /s/ Robert L. Parks
Dixie M. Garner, Plaintiff	Robert L. Parks, a partner

Sharper Image Corporation	THELEN REID BROWN RAYSMAN &
STEINER LLP

By : /s/ Jerry W. Levin	By: /s/ David L. Aronoff
Its: Chairman	David L. Aronoff, a partner.